Exhibit 99.5

FOR IMMEDIATE RELEASE

CIT ANNOUNCES SIGNIFICANT PROGRESS ON

KEY CORPORATE INITIATIVES

Closes Two New Funding Facilities Totaling Approximately $800 Million

Executes Approximately $500 Million in Corporate Finance Asset Sales

Completes Sale of CIT Vendor Finance, Australia to Bank of Queensland

Prepays Additional $1.25 Billion of First Lien Debt

     NEW YORK — July 1, 2010 — CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that it has made further progress on its key corporate initiatives.

     “Today’s announcement highlights the significant progress we have made in increasing our funding flexibility, streamlining our portfolio, and lowering our financing costs,” said John A. Thain, Chairman and Chief Executive Officer. “Since the beginning of the year, we have repaid nearly half of our first lien debt, closed approximately $2.5 billion in new funding facilities and sold approximately $2.8 billion in assets. We remain focused on our key priorities and enhancing the value of our franchise.”

NEW FUNDING FACILITIES

     The Company closed new committed conduit facilities for its Trade Finance and UK Vendor Finance businesses, aggregating approximately $800 million in commitments. These new private financings further support CIT’s lending to the small business and middle market customers it serves.

     CIT’s $650 million committed Trade Finance conduit facility has a revolving period that expires in June 2011 and has a final maturity in August 2011. Citibank, N.A. served as Administrative Agent and committed lender, and Deutsche Bank AG, New York Branch served as an additional committed lender.

     CIT’s £100 million committed UK Vendor Finance conduit facility will allow CIT Vendor Finance to both finance existing assets and fund new originations. This represents the Company’s first conduit facility in the UK, and is an important part of supporting the Vendor Finance global business. The revolving period of the facility expires in June 2011 and the facility has a final maturity in 2018. Deutsche Bank AG, London Branch served as Facility Agent and committed lender.

     These transactions, which follow two prior financings including a $667 million TALF eligible equipment securitization and a $1 billion committed U.S. Vendor Finance conduit facility, highlight the Company’s success re-accessing the capital markets.

PORTFOLIO MANAGEMENT

     As part of the Company’s efforts to optimize its balance sheet and streamline its portfolio, CIT executed approximately $500 million of Corporate Finance asset sales, principally cash flow loans. The sales were executed at prices above the fresh start accounting based book values.

     CIT also completed the previously announced sale of its Sydney-based Australian and New Zealand Vendor Finance business to the Bank of Queensland Limited (ASX: BOQ), a leading Australian financial institution. This disposition further supports CIT’s ongoing efforts to more efficiently operate its Vendor Finance business.

DEBT REDUCTION

     CIT also prepaid an additional $1.25 billion of its first lien debt on a pro rata basis across outstanding tranches. Proceeds for the repayments were sourced from the aforementioned funding facilities, asset sales and available corporate cash. The Company has now repaid nearly half of its first lien debt and $4 billion remains outstanding.

About CIT

Founded in 1908 and headquartered in New York City, CIT (NYSE: CIT) is a bank holding company with approximately $45 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual, and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com

Stephen Klimas
Senior Vice President
(973) 535-3769
Steve.Klimas@cit.com